Registration No. 333-107221

Registration No. 333-122195

Registration No. 333-151634

Registration No. 333-151635

Registration No. 333-177523

Registration No. 333-180828

  SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-107221

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-122195

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-151634

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-151635

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-177523

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REG. NO. 333-180828

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CYTEC INDUSTRIES INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

22-3268660
(I.R.S. Employer Identification No.)

Five Garret Mountain Plaza, Woodland Park, NJ 07424
(Address of Principal Executive Offices) (Zip Code)

Cytec Supplemental Savings and Profit Sharing Plan;

Cytec Industries Inc. 1993 Stock Award and Incentive Plan;

Cytec Employees’ Savings Plan; and

Cytec Employees’ Savings and Profit Sharing Plan
(Full title of the plans)

Anthony Saviano, Secretary
Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, NJ 07424
(Name and address of agent for service)

(973) 357-3100
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Cytec Industries Inc. (the “Company”), pertaining to the registration of securities therein offered under certain employee benefit and equity plans and agreements (the “Plans”), are filed to deregister all securities that were previously registered but have not been sold or otherwise issued as of the effective date of these Post-Effective Amendments under the Registration Statements:

1.	Registration Statement No. 333-107221 regarding the Cytec Supplemental Savings and Profit Sharing Plan filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2003;

2.	Registration Statement No. 333-122195 regarding the Cytec Industries Inc. 1993 Stock Award and Incentive Plan (the “1993 Plan”) filed with the SEC on January 21, 2005;

3.	Registration Statement No. 333-151634 regarding the 1993 Plan filed with the SEC on June 13, 2008;

4.	Registration Statement No. 333-151635 regarding the Cytec Employees’ Savings Plan filed with the SEC on June 13, 2008;

5.	Registration Statement No. 333-177523 regarding the Cytec Employees’ Savings and Profit Sharing Plan filed with the SEC on October 26, 2011; and

6.	Registration Statement No. 333-180828 regarding the 1993 Plan filed with the SEC on April 19, 2012.

On July 28, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Solvay SA (“Solvay”) and Tulip Acquisition Inc., a wholly owned subsidiary of Solvay (“Merger Subsidiary”). Pursuant to the Merger Agreement, on December 9, 2015, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Solvay (the “Merger”).

As a result of the Merger, the Company has terminated as of the date hereof all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendment any securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration any and all such securities registered but not sold or otherwise issued under the Registration Statements as of the effective date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Park and State of New Jersey, on the 9th day of December, 2015. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CYTEC INDUSTRIES INC.

By:	/s/ Anthony Saviano
Name:	Anthony Saviano
Title:	Secretary

The Plan

Pursuant to the requirements of the Securities Act of 1933, the Plans have duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Park, State of New Jersey, on the 9th day of December, 2015.

CYTEC SUPPLEMENTAL SAVINGS AND PROFIT SHARING PLAN; CYTEC INDUSTRIES INC. 1993 STOCK AWARD AND INCENTIVE PLAN; CYTEC EMPLOYEES’ SAVINGS PLAN; and CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

By:	/s/ Peggy Watson
Name:	Peggy Watson
Title:	VP, Human Resources